Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D (as may be amended from time to time, the “Schedule 13D”) with respect to the Class A Common Stock of EdtechX Holdings Acquisition Corp. II beneficially owned by the undersigned is, and any additional amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

IBIS Capital Sponsor II LLC

Dated: November 15, 2022	By:	/s/ Charles McIntyre
		Name:	Charles McIntyre
		Title:	Managing Member

IBIS Capital Sponsor II EdtechX LLC

Dated: November 15, 2022	By:	/s/ Benjamin Vedrenne-Cloquet
Name:
		Title:	Managing Member

Dated: November 15, 2022	/s/ Benjamin Vedrenne-Cloquet
Benjamin Vedrenne-Cloquet

Dated: November 15, 2022	/s/ Charles McIntyre
Charles McIntyre

A1 Capital Advisory Asia Limited

Dated: November 15, 2022	By:	/s/ Anop Chirdkiatisak
		Name:	Anop Chirdkiatisak
		Title:	Director

Dated: November 15, 2022	/s/ Anop Chirdkiatisak
Anop Chirdkiatisak